UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

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EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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June 2, 2025
Letter from our CEO

Dear Fellow Stockholder:

I am writing to you to seek your support of our proposal to approve an amendment and restatement of the 2024 Equity Incentive Plan (as amended and restated, the “2024 Amended Equity Plan”) to increase the maximum number of shares of common stock that may be issued thereunder by 1,500,000 shares. The passing of this proposal is critical to our successful strategy execution as we navigate a highly dynamic Medicare industry environment and build upon significant operational achievements of 2024.

In 2024 eHealth delivered outstanding execution during the Medicare Annual Enrollment Period, materially exceeding our expectations for enrollment volumes, revenue, and earnings. Fourth quarter revenue grew 27% compared to a year ago. Over the same period, Medicare submissions grew 38%, with our agency model growing submissions by 49% – well above the overall Medicare market. We delivered this growth while substantially improving our enrollment margins. This is a testament to the success of the transformed eHealth, including the exceptional performance of our employees and this leadership team.

2024 also marked our return to profitability on a GAAP net income basis – a substantial achievement and indicator of the progress this organization has made over the past three years. 2024 annual revenue of $532.4 million increased 18%. 2024 GAAP net income was $10.1 million, an increase of $38.3 million or 136%, and net income (loss) margin improved to positive 2% from negative 2% year-over-year. Adjusted EBITDA was $69.3 million, an increase of $55.2 million or over 390%, and adjusted EBITDA margin was 13% for the year – a material improvement compared to a 3% margin a year ago. We maintained this momentum into the first quarter of 2025, delivering another quarter of strong enrollment and revenue growth, while also enhancing Medicare enrollment margins and increasing overall profitability compared to Q1 of 2024.

With these results, we are on track to deliver on the three-year revenue and adjusted EBITDA targets that we provided to our investors last year. These targets included our goal to grow at an 8-10% revenue CAGR between 2023 and 2026 and to reach 8-10% adjusted EBITDA margin by 2026. Based on the mid-points of our 2025 annual guidance ranges, our 2023-2025 revenue CAGR is expected to be 8% with an implied 2025 adjusted EBITDA margin of 9%. It also implies an impressive 2023-2025 adjusted EBITDA CAGR of 84%.

The Medicare industry environment remains highly dynamic and volatile with multiple macro, regulatory and competitive factors impacting our execution. We remain confident in our ability to succeed in this environment through our opportunistic, flexible approach to strategic and operational decisions. Being able to retain and incentivize our high-performing employees will be especially critical to our ability to deliver on financial targets while maintaining full alignment of our employee and stockholder interests.

We regularly engage with our investors and take their inputs on our compensation practices and broader corporate governance issues very seriously. Based on the feedback we received over the past two years, we have shifted a greater percentage of our equity compensation towards performance-based equity awards and set multi-year performance targets to help achieve even greater alignment between our strategic goals and compensation. As outlined in our definitive proxy statement filed on April 28, 2025, annual equity awards in the form of performance-based awards represented 50% and 35% of total annual 2024 equity grants to the CEO and Named Executive Officers, respectively, compared to 42% and 25% in 2023. In 2025, our current plan is to grant at least 50% of our annual equity incentive awards to our Named Executive Officers in the form of performance-based awards with metrics measured over a three-year period compared to a two-year measurement period for our 2024 grants.

In 2024 we also reduced both the burn rates and the amount of total stock-based compensation despite achieving significant revenue and profitability growth compared to 2023. Our 2024 gross burn rate was 7.8% compared to 9.8% in 2023, and our 2024 net burn rate was 5.7% compared to 8.4% in 2023 (see Exhibit 1).1 Our 2024 total stock-based compensation was $19.9 million compared to $23.2 million in 2023. As seen in Exhibit 2, the mid-point of our 2025 annual guidance implies another year-over-year reduction in stock-based compensation in 2025.

ISS Data: It is important to note that ISS compares eHealth to the appropriate peer group for the purpose of evaluating our executive compensation. However, when evaluating our equity plan, ISS uses a different set of peer group companies consisting of firms in our GICS industry group – typically regional financial services companies. These companies do not compete for the same talent pool as eHealth and are subject to different compensation practices including typically providing equity-based compensation only to a handful of top executives. In contrast, companies in healthcare technology and insuretech industries where eHealth competes for talent, grant equity to a substantially broader base of employees.

In sum, we believe the 2024 Amended Equity Plan is an important factor in attracting, retaining and rewarding high caliber employees who are essential to our success and in providing incentives to these individuals for achieving critical operational and financial goals. eHealth is also currently in the process of searching for the new Chief Executive Officer to succeed me, following my announcement of retirement plans last year. Equity will be an important part of attracting a strong candidate who will be taking over the transformed eHealth to continue scaling our core business and advancing diversification plans with an ultimate goal of achieving sustainable cash flow generation and building shareholder value.

Without additional shares available for issuance under an equity incentive plan, we would likely be compelled to increase the cash component of employee and incoming Chief Executive Officer compensation to remain competitive, which runs directly counter to our core objective of maximizing cash flow generation. Our Board of Directors unanimously recommends that you vote “FOR” the approval of Proposal 4 — an amendment and restatement of the eHealth, Inc. 2024 Equity Incentive Plan. Thank you for your consideration and anticipated support.

Sincerely yours,

Francis S. Soistman Chief Executive Officer and Director
1 Gross burn rate was calculated as the total of equity awards granted during the fiscal year, divided by the weighted average number of shares outstanding. Net burn rate was calculated as equity awards granted during the fiscal year less equity awards cancelled and returned to the plan, divided by the weighted average number of shares outstanding.

Forward-Looking Statements

This letter to our stockholders from our Chief Executive Officer contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations regarding our business, operations, strategy and long-term vision; competition in our industry, market trends and our expectations and predictions for our industry; our financial prospects and outlook; future stockholder value; expected growth and value creation; the expected impact of adding additional shares to our equity plan on our ability to hire and retain our workforce; our expected equity burn rate in 2025; our expected priorities and performance; our financial targets, including our three-year financial targets for revenue growth, adjusted EBITDA margin and adjusted EBITDA growth, and our ability to achieve our financial targets; our 2025 annual guidance for total revenue, GAAP net income (loss) and adjusted EBITDA; our expectations regarding Chief Executive Officer transition; the effectiveness and impact of our senior leadership and workforce; and other statements regarding our future operations, financial condition, prospects and business strategies. These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks and uncertainties described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and available on the Investor Relations page of our website at ir.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this communication carefully. All forward-looking statements in this letter are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Information

This letter to our stockholders from our Chief Executive Officer includes adjusted EBITDA and adjusted EBITDA margin, non-GAAP financial measures. Adjusted EBITDA is calculated by excluding dividends for preferred stock and change in preferred stock redemption value (together the “impact from preferred stock”), provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, impairment, restructuring and other charges, interest expense, other income (expense), net, and other non-recurring charges from GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total revenue.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to GAAP net income (loss) attributable to common stockholders, the most directly comparable GAAP financial measure, is available in Exhibit 2. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Additional Information and Where to Find It

eHealth has filed with the SEC a definitive proxy statement on Schedule 14A, with respect to its solicitation of proxies for eHealth’s 2025 Annual Meeting of Stockholders. Investors and stockholders are urged to read the proxy statement (including any amendments or supplements thereto) filed with the SEC carefully and in their entirety because they contain or will contain important information about any solicitation. Investors and stockholders may obtain copies of these documents and other documents filed with the SEC by eHealth free of charge at www.proxyvote.com. Copies of the documents filed by eHealth are also available on the Investor Relations page of our website at ir.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Exhibit 1

Our Gross Burn Rate vs. Net Burn Rate

	2024	2023
Full-Value Shares (FVS) Granted	2,286,000	2,750,000
Weighted Average Common Shares Outstanding	29,335,000	28,016,000
Gross Burn Rate	7.8%	9.8%
Less Cancelled/Forfeited Grants
Cancelled/Forfeited Options	5,000	8,000
Cancelled/Forfeited FVS	608,000	387,000
Net Options Granted	(5,000)	(8,000)
Net FVS Granted	1,678,000	2,363,000
Weighted Average Common Shares Outstanding	29,335,000	28,016,000
Net Burn Rate	5.7%	8.4%

Exhibit 2

Reconciliation of GAAP to Non-GAAP Financial Measures

Reconciliation of GAAP Net Loss Attributable to Common Stockholders to Adjusted EBITDA (in millions) and Adjusted EBITDA Margin:

	Year Ended December 31,
	2024	2023
GAAP net loss attributable to common stockholders	$(35.0)	$(66.5)
Preferred stock dividends	22.2	21.0
Change in preferred stock redemption value	22.8	17.3
GAAP net income (loss)	10.1	(28.2)
Stock-based compensation expense	19.9	23.2
Depreciation and amortization	16.3	19.9
Impairment, restructuring and other charges	9.5	—
Interest expense	11.2	11.0
Other income, net	(6.9)	(9.5)
Provision for (benefit from) income taxes	9.3	(2.4)
Adjusted EBITDA(1)	$69.3	$14.1
GAAP Net income (loss) margin	2%	(6)%
Adjusted EBITDA margin	13%	3%

Reconciliation of Guidance GAAP Net Loss Attributable to Common Stockholders to Adjusted EBITDA (in millions) and Adjusted EBITDA Margin:

	Full Year 2025 Guidance
	Low	High
GAAP net loss attributable to common stockholders	$(60.0)	$(35.0)
Impact from preferred stock	50.0	50.0
GAAP net income (loss)	(10.0)	15.0
Stock-based compensation expense	15.0	12.0
Depreciation and amortization	18.0	17.0
Interest expense	11.0	10.0
Other income, net	(3.0)	(3.0)
Provision for income taxes	4.0	9.0
Adjusted EBITDA	$35.0	$60.0
GAAP Net income (loss) margin	(2)%	3%
Adjusted EBITDA margin	7%	11%